UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934






UNITED PAN AM FINANCIAL CORP.
1


(Name of Issuer)


K>     0000849127
[CCC]   liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


1
NAME OF REPORTING PERSON
S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	Bee & Associates Incorporated			84-1113473


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*



(a) ?
(b) ?

3
SEC USE ONLY



4
CITIZENSHIP OR PLACE OF ORGANIZATION

	Colorado, U.S.A.

NUMBER OF SHARES
BENEFICIALLY
OWNED BY EACH
REPORTING PERSON
WITH:
5
SOLE VOTING POWER



6
SHARED VOTING POWER

	1,156,850


7
SOLE DISPOSITIVE POWER



8
SHARED DISPOSITIVE POWER

	1,156,850

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,156,850

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
	?

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	6.7 %

12
TYPE OF REPORTING PERSON

	Investment Advisor



Item 1.
(a)
Name of Issuer:
United Pan Am Financial Corp.
(b)
Address of Issuer's Principal Executive Offices
1300 S. El Camino Real, Suite 320
San Mateo, CA  94402






Item 2.
(a)
Name of Person Filing:
Bee & Associates Incorporated
(b)
Address of Issuer's Principal Executive Offices
370 Seventeenth St., Suite 3560
Denver, CO  80202

(c)
Citizenship:
Colorado
(d)
Title of Class of Securities:
Common Stock
(e)
CUSIP Number:
911301109



Item 3.

If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:
	Investment Advisor

Item 4.	     Ownership
(a)
Amount Beneficially Owned:
/ 2    1,156,850
(b)
Percent of Class
/ 3     6.7 %
(c)
Number of shares as to which such person has:


(i)   Sole power to vote or to direct the vote:


(ii)  Shared power to vote or to direct the vote:
1,156,850

(iii)  Sole power to dispose or to direct the disposition of:


(iv)  Shared power to dispose or to direct the disposition of:
1,156,850



Item 5.		Ownership of Five Percent of Less of a Class:

		N/A





		2	/
		3	/







Item 6.		Ownership of More than Five Percent on Behalf of Another Person:

			N/A




Item 7.		Identification and Classification of the Subsidiary Which
 Acquired the Security Being
			Reported on By the Parent Holding Company:

			N/A




Item 8.		Identification and Classification of Members of the Group:

			N/A




Item 9.		Notice of Dissolution of Group:

			N/A




Item 10.		Certification





	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated:
January 6
, 1999

























		Adam D. Schor
		Principal
		Bee & Associates Incorporated





CUSIP # 911301109
SCHEDULE 13G
Page 4 of 1




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